Exhibit 10.1

SECOND AMENDMENT to the EMPLOYMENT AGREEMENT between RON BENTSUR and KERYX BIOPHARMACEUTICALS, INC.

This SECOND amendment (the “Second Amendment”) to the EMPLOYMENT AGREEMENT dated September 14, 2009 (the “Employment Agreement”), as amended, between RON BENTSUR and KERYX BIOPHARMACEUTICALS, INC. is made, entered into and effective this 11th day of June, 2013, by and between Keryx Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Ron Bentsur (“Executive”).

WHEREAS, on the 14th day of September, 2009, the Company and Executive entered into an employment agreement (the “Employment Agreement”) effective as of May 20, 2009, which is the date on which Executive was appointed as Chief Executive Officer of the Company; and

WHEREAS, on the 13th day of January, 2012, the Company and Executive entered into a first amendment to the employment agreement (the “First Amendment”) effective as of such date; and

WHEREAS, the Company desires to further extend the term of the Employment Period, and make certain additional modifications to the terms of the Employment Agreement, in accordance with the terms of this Second Amendment; and

WHEREAS, Executive is willing to continue to serve as the Chief Executive Officer of the Company, in accordance with the terms and conditions of the Employment Agreement, the First Amendment and this Second Amendment.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not otherwise defined in this Second Amendment shall have the meaning ascribed to them in the Employment Agreement, as amended.

2. Section 3 of the Employment Agreement shall be deleted in its entirety and replaced as follows:

3. Employment Period. Unless earlier terminated herein in accordance with Section 6 hereof, Executive’s employment shall be for a term beginning on the Effective Date and ending on May 20, 2015 (the “Employment Period”). Notwithstanding the foregoing, Executive’s opportunity to earn Milestone-Based Incentive Awards, as defined in Section 5(b)(iii) of this Agreement, and the provisions in this Agreement relating to the termination of such opportunity, shall be effective until May 20, 2016, subject to an earlier termination under Section 7 or 8 of this Agreement (the “Milestone Period”).

4. Section 7(a)(ii) of the Employment Agreement shall be deleted in its entirety and replaced as follows:

(ii) the Company shall pay to Executive in a lump sum in cash within 60 days after the Date of Termination, the exact payment date to be determined by the Company (or such later date as may be required pursuant to Section 15), a severance payment equal to 100% of Executive’s Base Salary (the “Severance Payment”); and

5. Section 7(a)(v) of the Employment Agreement shall be deleted in its entirety and replaced as follows:

(v) any outstanding shares of restricted stock granted to Executive as a Milestone-Based Award by reason of the achievement of a milestone prior to the Date of Termination (the “Earned Milestone Awards”) shall become fully vested and non-forfeitable as of the Date of Termination, and Executive’s opportunity to earn Milestone-Based Incentive Awards with respect to (1) each of Milestone-Based Awards #3, 4(a), and 4(b) which has not been met as of the Date of Termination ( “Unearned Milestone Opportunities #3, 4(a) and 4(b)”) shall continue for a period of twelve (12) months after the Date of Termination, and (2) each of Milestone-Based Awards #4(c) and 5 which has not been met as of the Date of Termination (“Unearned Milestone Opportunities #4(c) and 5”) shall continue for a period of six (6) months after the Date of Termination. To the extent that a milestone is achieved during such twelve-month and six-month periods, respectively, the stock relating to such milestone as set forth on Exhibit A shall be issued to Executive as fully-vested shares, rather than restricted stock, or, in the Company’s sole discretion, the Company may pay to Executive an amount in cash equal to the value of such shares. For clarification purposes, the expiration of Unearned Milestone Opportunity #4(c) shall not preclude Executive from achieving Unearned Milestone Opportunities #4(a) and 4(b) in such twelve-month period. Any Unearned Milestone Opportunity which remains unearned at the end of such twelve-month and six-month periods, as applicable, shall expire without consideration.

6. Section 7(b) of the Employment Agreement shall be deleted in its entirety and replaced as follows:

(b) Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive or

Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive or Executive’s estate or beneficiaries, as applicable, in a lump sum in cash within 60 days after the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as used in this Section 7(b) shall include without limitation, and Executive or Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination. In addition, in the event of such a termination, any unvested portion of the Stock Option shall become fully vested as of the Date of Termination and the Stock Option shall remain exercisable by the Executive and/or his estate or beneficiaries for a period of one year following the Date of Termination (or, if earlier, the normal expiration date of the Stock Option). In addition, in the event of such a termination, any outstanding Earned Milestone Awards shall become fully vested and non-forfeitable to the Executive and/or his estate or beneficiaries as of the Date of Termination, and Executive’s opportunity to earn Milestone-Based Incentive Awards with respect to Unearned Milestone Opportunities #3, 4(a), and 4(b) shall continue for a period of twelve (12) months after the Date of Termination, and (2) Unearned Milestone Opportunities #4(c) and 5 shall continue for a period of six (6) months after the Date of Termination. To the extent that a milestone is achieved during such twelve-month and six-month periods, respectively, the stock relating to such milestone as set forth on Exhibit A shall be issued to Executive or Executive’s estate or beneficiaries, as the case may be, as fully-vested shares, rather than restricted stock, or, in the Company’s sole discretion, the Company may pay to Executive or Executive’s estate or beneficiaries an amount in cash equal to the value of such shares. For clarification purposes, the expiration of Unearned Milestone Opportunity #4(c) shall not preclude Executive from achieving Unearned Milestone Opportunities #4(a) and 4(b) in such twelve-month period. Any Unearned Milestone Opportunity which remains unearned at the end of such twelve-month and six-month periods, as applicable, shall expire without consideration.

7. Section 8(b) of the Employment Agreement shall be deleted in its entirety and replaced as follows:

(b) Awards upon the Occurrence of a Change in Control. Upon the occurrence of a Change in Control:

(i) any outstanding and unvested portion of the Stock Option shall immediately vest and become fully exercisable, and the Stock Option otherwise shall be governed by the terms and conditions of its award certificate;

(ii) any Earned Milestone Awards shall become fully vested and non-forfeitable; and

(iii) any Unearned Milestone Opportunity shall expire without consideration; and the Company shall grant to Executive, immediately prior to the effective time of the Change in Control, (A) 400,000 shares of vested common stock in the event that Executive has not, as of such time, previously received any Earned Milestone Awards under milestone #3 (as set forth on Exhibit A), and (B) 500,000 shares of vested common stock in the event that Executive has not, as of such time, previously received any Earned Milestone Awards under milestone #4 (as set forth on Exhibit A).

8. Section 8(c) of the Employment Agreement shall be deleted in its entirety.

9. Milestone #4 as described in Exhibit A of the Employment Agreement shall be deleted in its entirety and replaced as follows:

4. Commercial Sales Milestone. Upon the first to occur of (a) the Company’s first commercial sale of Zerenex in the U.S. off of an approved NDA, (b) the Company’s receipt of the first royalty upon the commercial sale of Zerenex in the U.S. by a partner to whom the Company has sold exclusive or non-exclusive commercial rights, or (c) the Company’s complete outlicensing of the entire product rights of Zerenex in the U.S., as approved by the Board, then Executive will be granted 500,000 shares of fully-vested common stock. Upon achievement of this milestone #4, the restricted stock granted for one (and only one) indication of Zerenex under milestone #3 will vest in full.

10. The Company shall use best efforts to cause all of the shares granted to Executive as Milestone-Based Awards to be fully registered and freely tradable, including for resale without any limitations or restrictions.

11. Except as modified in this Amendment, the Employment Agreement, as amended to date, and all terms, covenants and conditions thereof shall remain in full force and effect.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Ron Bentsur
Ron Bentsur

KERYX BIOPHARMACEUTICALS, INC.

By:	/s/ Kevin Cameron

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